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                                                    Exhibit 99.1


JTS UPDATE

SEPTEMBER 25, 1996, 8:30 PM EDT

SAN JOSE, Calif., Sept. 25 -- Tom Mitchell, President and Chief Executive Officer of JTS Corporation (AMEX:JTS) (the "Company") commented in an update of the Company's operation. "We are pleased to announce that in the next few weeks we will start volume production of our second generation of 3-inch hard drive products for notebook computers. These drives offer greater capacity at a lower cost than the 2.5-inch hard drive currently used in notebook computers. In October of 1995, JTS commenced production of 3.5-inch hard drives for desktop computers in our factory in Madras, India. During the second quarter of this year, we shipped a total of 118,000 drives, or approximately 8,000 drives per week. We are currently shipping approximately 20,000 drives per week and have the capacity to ship 25,000 per week. We expect to double our capacity to approximately 50,000 units per week by the end of the calendar year. When the final results are in, we anticipate that revenues will have nearly doubled in the third quarter from the second, and will have grown over 100% in the fourth quarter versus the third. We expect that in the first quarter of fiscal 1998, ending April 30, 1997, we will ship over $100 million in hard drives.

"However, as a result of the following factors, we are about 90 days behind meeting the publicly stated estimates for the sales forecast set forth in the SEC documents filed when JTS merged with Atari. First, the Company is experiencing sales delays as several of its new customers have taken longer than expected to re-configure their notebook computers as well as their manufacturing operations, to utilize JTS's new family of 3-inch hard drives. Five companies have now completed their new designs to accommodate a 3-inch disk drive format. Second, a major manufacturer decided to switch its order for the Company's initial 3-inch hard drive to the Company's new 1 gigabyte capacity hard drive, which is expected to ship in October. Third, we had expected to initiate a financing approximately 45 days ago and the delay in completing a financing has resulted in a slower ramp up of our production volume. We had originally forecast that we would achieve $230 million in revenues in the 12 months ending January 31, 1997. The company is currently pursuing financing. Assuming adequate financing, we now anticipate that we will achieve these results by the 12 months ending April 30, 1997 and we also expect to turn profitable about that time. Given the magnitude of what we've already accomplished, we're confident that the Company is well positioned to achieve both its short and long term revenue and profitability targets."

JTS Corporation was founded in 1994 to design, manufacture, and supply enhanced-capacity hard disk drives for the notebook and desktop personal computer market. The president and chief executive officer of JTS, Tom Mitchell, is formerly the president and chief operating officer of Conner Peripherals and co-founder, president and chief operating officer of Seagate Technology. JTS merged with the Atari Corporation on July 30, 1996.

Except for the historical information contained herein, the discussion in this press release contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed here. Factors that could cause or contribute to such differences include, but are not limited to, the Company's limited operating history; the need for additional financing; the uncertainty of market acceptances; the highly competitive market; the Company's ability to achieve initial volume shipments of a 1 gigabyte 3-inch drive; the Company's dependence on its relationship with Compaq Computer, its dependence on a single manufacturing facility and those risk factors discussed from time to time in the Company's SEC reports, including but not limited to the Company's Registration Statement on Form S-4 (333-06643), in addition to those discussed elsewhere in this press release.